To the Shareholders and
Board of Trustees of
Ashport Mutual Funds

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In planning and performing our audit of the financial statements of the Ashport Mutual Funds, comprising Ashport Large Cap Fund, Ashport Small/Mid Cap Fund, and Ashport Global Fixed Income Fund (the "Funds") as of and for the year ended November 30, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the fund's ability to initiate, authorize, record, process or report external financial data reliably in accordance with accounting principles generally accepted in the United States of America such that there is more than a remote likelihood that a misstatement of the fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). We noted the following matter involving the control procedures and their operation that we consider to be a material weakness as defined above. This condition was considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Ashport Mutual Funds for the year ended November 30, 2006, and this report does not affect our report thereon dated January 9, 2007.

      - Control procedures were not in place to detect the proper valuation of one security of the Fixed Income Fund.

Management's Response

Explanation:

         The Global Fixed Income had an unusual foreign investment with a price factor. The controls that were in place identified that there was a variance between the custodian statement and the valuation at the fund level. Upon review, it was determined that the new custodian (US Bank) was not taking into consideration the price factor while the fund was taking into consideration the factor. However, there was another price factor adjustment that the custodian as well as the fund did not discover.

New Policy & Procedure:

         The first level of review will consist of the mutual fund accountant performing the monthly reconciliation to the custodian statement and noting any variances. Any variances will be tested to see if there is a $0.005 NAV effect. In addition, there will be a check performed monthly on the fixed income investments to see if there is a price factor on any of the investments. Any factors will be identified to make sure the fund is performing the factor correctly.

         The second level of review will consist of the mutual fund manager reviewing the variances in valuation between the custodian statement and the fund. For the variances that have a $0.005 affect on the fund the difference will be quantified through research to find the most appropriate valuation. Once quantified, the mutual fund manager will offer suggestions to the third level of review.

         The third level of review will consist of the CFO evaluating the research and the quantitative analysis to determine the appropriate valuation. If the valuation can easily be determined the CFO will instruct the fund to take the appropriate action if need be. If the CFO can not make a clear determination the independent auditors will be contacted.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)
Westlake, Ohio
January 9, 2007